Exhibit 99.1

FOR RELEASE: IMMEDIATELY CONTACT: JAMES E. HURLBUTT (847) 446-7500

STEPAN REPORTS HIGHER QUARTER AND FULL YEAR EARNINGS

     NORTHFIELD, Illinois, February 12, 2008 -- Stepan Company (NYSE: SCL) today reported financial results for the fourth quarter and full year ended December 31, 2007.

SUMMARY
	Three Months Ended			Twelve Months Ended
		December 31			December 31

($ in thousands)			%			%
	2007	2006	Change	2007	2006	Change

Net Sales	$342,343	$288,165	+ 19	$1,329,901	$1,172,583	+ 13

Net Income (Loss)	1,608	(5,547)	NM	15,118	6,670	+ 127

Earnings (Loss) per
Diluted Share	$0.15	$(0.63)	NM	$1.50	$0.63	+ 138

FOURTH QUARTER RESULTS

Net income for the quarter was $1.6 million, or $0.15 per diluted share, compared to a loss of $5.5 million, or $0.63 per diluted share a year ago.

Gross profit grew by $9.1 million, or 38 percent, on improvement in all segments.

  Surfactant gross profit grew by $7.2 million, or 43 percent, on an improved product and customer mix, which contributed to higher margins.
  Surfactant selling prices were increased to recover higher petroleum and natural oil costs. Fourth quarter surfactant volume declined one percent on lower biodiesel volume. North America, Latin America and Europe all posted improvement.
  Polymer gross profit grew by $1.7 million, or 22 percent. Polymer sales volume grew by 13 percent on higher polyol sales volume in both North America and Europe. The primary application for Stepan’s polyol is rigid foam insulation for commercial roofing. The majority of the market is for replacement roofs versus new construction. Higher volume is being driven by high energy costs and regulatory standards that have increased the demand for insulation. Phthalic anhydride (PA) gross profit improved over the year ago quarter on higher sales volume as PA production returned to normal operating rates.
  Specialty products gross profit grew by $0.3 million, or 33 percent, on improved volume in both food ingredient and pharmaceutical applications.

The improved quarter also benefited from a $5.3 million, or 16 percent, decline in operating expenses. The decline was attributable to legal settlement and severance costs of $6.2 million that occurred in the year ago quarter within operating expenses. Deferred compensation expense also declined by $1.0 million. The accounting requirement for the Company’s deferred compensation plan results in expense when the price of Stepan Company stock or mutual funds held in the plan rise and increase when they decline. Excluding the above items, operating expenses increased due to higher wage and benefit costs and the effect of foreign currency translation.

The net effect of foreign exchange losses and favorable translation gains were income of $0.1 million for the quarter compared to income of $0.2 million in the prior year.

Net sales increased 19 percent due to higher selling prices (14 percent), the effect of foreign currency translation (four percent), and improved volume (one percent).

FULL YEAR RESULTS

Net income for the year rose to $15.1 million, or $1.50 per diluted share, from $6.7 million, or $0.63 per diluted share.

Gross profit grew by $15.6 million (12 percent) on improved profitability in all segments.

  Surfactant gross profit rose by $10.4 million, or 13 percent, on a four percent increase in volume, an improved product mix and the recovery of escalating raw material costs in selling prices. This broad based improvement more than offset lower biodiesel profitability and profit margins in Latin America.
  Polymer gross profit grew by $2.7 million, or seven percent, on a nine percent increase in volume. Polyol volume grew in Europe and North America. Market conditions in Europe improved significantly on higher demand for polyol in commercial roof insulation. Phthalic anhydride volume and profitability declined in large part due to production outages during the third quarter resulting in outsourcing costs and lower sales volume.

  Specialty products gross profit grew by $2.2 million, or 32 percent, on improved volume in both food and pharmaceutical ingredients.

Operating expenses declined by $2.9 million, or three percent. Prior year expenses included $6.2 million of legal settlement and restructuring severance costs. Deferred compensation expense declined by $1.4 million from $3.7 million expense last year to $2.3 million of expense in the current year. Excluding deferred compensation and the prior year legal settlement and severance charges, operating expenses rose by $4.7 million, or five percent, largely due to higher wage and benefit costs and the effect of foreign currency translation.

Included in operating income is a gain from the sale of a specialty ester personal care surfactant product line on April 30, 2007. The business represented approximately $15 million in annual net sales. The sale proceeds included cash plus the transfer to Stepan of a specialty agricultural surfactant product line. The $4.2 million pretax gain is net of costs associated with a manufacturing agreement, write-downs for equipment and inventory and severance charges.

The Company also recorded a non-cash goodwill impairment charge of $3.5 million. The Company tests its goodwill for impairment in the second quarter of each year in accordance with generally accepted accounting principles. The Company concluded that the entire goodwill related to its subsidiary in the United Kingdom was impaired as a result of lower discounted cash flow forecasts from the business.

The net effect of foreign exchange losses and favorable translation gains for the full year were $1.8 million of expense compared to $0.3 million income in the prior year. The loss was attributable to the significant decline in the U.S. dollar versus most other currencies. The majority of the loss related to U.S. dollar denominated receivables held by the Company’s Canadian subsidiary.

Net sales increased 13 percent due to higher volume (five percent), selling prices (five percent) and the effect of foreign currency translation (three percent).

SEGMENT RESULTS

	Three Months Ended			Twelve Months Ended
		December 31			December 31

($ in thousands)			%			%
	2007	2006	Change	2007	2006	Change

Net Sales
Surfactants	$253,289	$214,274	+ 18	$975,726	$880,327	+ 11
Polymers	81,353	67,561	+ 20	321,228	264,167	+ 22
Specialty Products	7,701	6,330	+ 22	32,947	28,089	+ 17
Total Net Sales	$342,343	$288,165	+ 19	$1,329,901	$1,172,583	+ 13

Surfactant full year net sales increased 11 percent on a four percent gain in volume. The volume gains were largely in North America on laundry and cleaning products including fabric softeners, agricultural products and specialty blends that more than offset weaker biodiesel sales volume. High farm crop prices have stimulated agricultural product demand, which is expected to remain strong through 2008. European sales volume grew at a five percent rate, primarily due to increased sales of fabric softener. Latin American volume declined slightly.

Surfactant gross profit improved by $10.4 million, or 13 percent, for the full year. Selling price increases have recovered margin lost to escalating raw material costs. This coupled with the improved customer and product mix including specialty blends and agricultural products generated the gross profit improvement.

Polymer net sales increased 22 percent for the year on a nine percent growth in volume. The volume gain was attributable to polyol sales in both North America and Europe for use in insulation in commercial roofing. Sales volume of polyol in China grew by only one percent as market penetration remains slower than expected. A research and pilot plant facility has been constructed in China to support development of the Chinese market, as well as other global polyol growth initiatives.

Polymer gross profit rose by $2.7 million, or seven percent, for the year and was led by significant improvement from polyol sales in Europe. Higher sales volume and selling prices drove the increase. Weaker phthalic anhydride results were driven by the third quarter production outages. The PA plant is operating well today. A triennial maintenance turnaround is planned for 2008, which will further improve reliability in 2009 and beyond.

OPERATING EXPENSES

	Three Months Ended			Twelve Months Ended
		December 31			December 31

($ in thousands)			%			%
	2007	2006	Change	2007	2006	Change

Marketing	$9,225	$8,578	+ 8	$36,165	$34,452	+ 5
Administrative - General	9,689	15,266	- 37	37,149	42,172	-12
Administrative – Deferred
Compensation Obligations	734	1,771	- 58	2,253	3,672	- 39
Research, development
and technical service	7,891	7,259	+ 9	31,457	29,637	+ 6

Total	$27,539	$32,874	- 16	$107,024	$109,933	- 3

Prior year administrative general costs included $6.2 million for legal settlement and severance costs. Excluding these costs, administrative general cost grew by three percent for the year on higher wage and benefit costs. Research increases were also largely due to wage and benefit increases coupled with European regulatory costs associated with our biocidal disinfectant product line. Also contributing to the increase in operating expense was the foreign currency translation effect of $0.6 million in the fourth quarter and $1.9 million for the year.

OTHER INCOME AND EXPENSE

Interest expense for the year rose 10 percent due to higher average debt levels and short term interest rates. The higher average debt levels were due to increased working capital requirements. Capital expenditures were $39.8 million compared to $46.0 million in 2006.

The loss from our 50 percent equity in the Philippine joint venture declined to $0.4 million from $0.8 million a year ago. Higher fabric softener sales volume contributed to the improvement, while the larger volume commodity laundry products continued to record losses. Price increases have been implemented for 2008 in an effort to restore profitability.

PROVISION FOR INCOME TAXES

The effective tax rate was 36.6 for 2007 compared to 12.2 percent for 2006. As a result of increased consolidated income for the year, the tax benefit realized from tax credits for biodiesel production and research and development costs and deductions as a percentage of income was reduced resulting in a higher effective tax rate. The effective tax rate also increased due to the recording of UK goodwill impairment for which no tax benefit was realized. The 2006 provision was also favorably impacted by one time tax benefits in Mexico and the recognition of German tax loss carryforward benefits.

OUTLOOK

“Over the past 15 months we have invested significantly in our future through capacity additions and restructuring activities,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. “The Company’s 2007 operating results in all three business groups were up and benefited from those investments. Our surfactant business achieved four percent volume growth and improved customer and product mix. We extended our global fabric softener platform and improved European profitability as we had planned. Polymers had a breakout year in Europe. While we cannot dismiss the risk of a recession, we have opportunities to capitalize on existing plant capacity and drive further profit growth in 2008.”

CONFERENCE CALL

     Stepan Company will host a conference call to discuss the fourth quarter and year end results at 2 p.m. Eastern Time on February 13, 2008. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

     Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

STEPAN COMPANY
Statements of Income
For the Three and Twelve Months Ended December 31, 2007 and 2006
(Unaudited – 000’s Omitted)

		Three Months Ended				Twelve Months Ended
		December 31				December 31

				%				%
	2007	2006	Change		2007	2006	Change

Net Sales	$ 342,343	$ 288,165	+	19	$ 1,329,901	$ 1,172,583	+	13
Cost of Sales	308,898	263,853	+	17	1,188,505	1,046,797	+	14

Gross Profit	33,445	24,312	+	38	141,396	125,786	+	12

Operating Expenses:
Marketing	9,225	8,578	+	8	36,165	34,452	+	5
Administrative	10,423	17,037	-	39	39,402	45,844	-	14
Research, Development
and Technical Services	7,891	7,259	+	9	31,457	29,637	+	6

	27,539	32,874	-	16	107,024	109,933	-	3

Sale of Product Line	65	—		NM	(4,190)	—		NM
Goodwill Impairment Charge	—	—		—	3,467	—		NM

Operating Income	5,841	(8,562)		NM	35,095	15,853	+	121
Other Income (Expense):
Interest, Net	(2,512)	(2,312)	+	9	(9,730)	(8,885)	+	10
Loss from equity in joint venture	(214)	(575)	-	63	(416)	(812)	-	49
Investment Income	880	829	+	6	1,243	1,169	+	6
Foreign Exchange gain (loss)	(374)	322		NM	(2,477)	64		NM

	(2,220)	(1,736)	+	28	(11,380)	(8,464)	+	34

Income Before Income
Taxes and Minority Interest	3,621	(10,298)		NM	23,715	7,389	+	221
Provision for Income Taxes	2,031	(4,723)		NM	8,687	900		NM
Minority Interest	(18)	(28)	-	36	(90)	(181)	-	50

Net Income	$ 1,608	$ (5,547)		NM	$15,118	$6,670	+	127

Net Income Per Common Share
Basic	$0.15	$ (0.63)		NM	$1.54	$0.64	+	141
Diluted	$0.15	$ (0.63)		NM	$1.50	$0.63	+	138

Shares used to Compute Net Income
Per Common Share:
Basic	9,345	9,192	+	2	9,316	9,133	+	2

Diluted	9,526	9,192	+	4	10,113	9,284	+	9